EXHIBIT 7(i)

ASSISTANT SECRETARY’S CERTIFICATE

(Liberty Expedia Holdings, Inc.)

I, Ruth M. Huff, Assistant Secretary of Liberty Expedia Holdings, Inc. (the “Corporation”), do hereby certify as follows:

Each of Richard N. Baer, Pamela L. Coe and Craig Troyer has been and is now a duly elected and qualified Chief Legal Officer, Senior Vice President and Vice President, respectively, of the Corporation. Pursuant to the Corporation’s organizational documents and as authorized by the Corporation’s board of directors, officers of the Corporation with the title of Assistant Vice President, Vice President, Senior Vice President, Chief Legal Officer, Chief Development Officer, Chief Tax Officer, Chief Financial Officer, President and Chief Executive Officer have the authority, on behalf of the Corporation, to execute and file reports, schedules and forms with regulatory agencies, including, without limitation, the United States Securities and Exchange Commission.

IN WITNESS WHEREOF, I have executed this certificate as of the 14th day of November, 2016.

/s/ Ruth M. Huff
Ruth M. Huff, Assistant Secretary